                                                                    EXHIBIT 12.1

                        KENNAMETAL INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                            THREE MONTHS ENDED
                                                FISCAL YEAR ENDED JUNE 30,                    SEPTEMBER 30,
                                  ------------------------------------------------------    ------------------
                                   1993       1994        1995        1996        1997       1996       1997
                                  -------    -------    --------    --------    --------    -------    -------
                                                             (DOLLARS IN THOUSANDS)
Earnings as defined (1):
  Income before income taxes
     and minority interest.....   $34,094    $25,984    $114,234    $115,376    $118,163    $25,185    $31,033
  Fixed charges (2)............    12,397     17,652      16,277      15,150      14,643      3,705      2,174
                                  -------    -------    --------    --------    --------    -------    -------
     Earnings as defined.......   $46,491    $43,636    $130,511    $130,526    $132,806    $28,890    $33,207
                                  =======    =======    ========    ========    ========    =======    =======
Fixed charges as defined (1):
  Interest, expensed...........   $ 9,549    $13,811    $ 12,793    $ 11,296    $ 10,393    $ 2,642    $ 1,180
  Interest, capitalized........        --         --          --          --         537         73         48
  Interest implicit in
     rentals...................     2,848      3,841       3,484       3,854       4,250      1,063        994
                                  -------    -------    --------    --------    --------    -------    -------
     Fixed charges as
       defined.................   $12,397    $17,652    $ 16,277    $ 15,150    $ 15,180    $ 3,778    $ 2,222
                                  =======    =======    ========    ========    ========    =======    =======
     Ratio of earnings to fixed
       charges.................      3.75       2.47        8.02        8.62        8.75       7.65      14.94
                                  =======    =======    ========    ========    ========    =======    =======

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(1) Earnings and fixed charges are defined and computed in accordance with Item
    503 of Regulation S-K.

(2) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period.